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                                  EXHIBIT 99


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                                         Contact:    Joseph Tomei
                                                     Aames Financial Corporation
                                                     (323) 210-5311

FOR IMMEDIATE RELEASE


     Aames Financial Corporation to Effect Reverse Stock Split on April 14, 2000



     LOS ANGELES, CALIFORNIA, APRIL 4, 2000 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, announced that upon the commencement of trading on April 14, 2000, the Company's Certificate of Incorporation will be amended to reflect a one-for-five reverse stock split of the Company's Common Stock and Series C Convertible Preferred Stock as approved by the Company's stockholders at its 1999 Annual Meeting on March 3, 2000.

     As of April 14, 2000, the effective date of the reverse stock split, holders of the Company's Common Stock will receive one share of Common Stock for each five shares of Common Stock that they hold, and holders of Series C Convertible Preferred Stock will receive one share of Series C Convertible Preferred Stock for each five shares of Series C Convertible Preferred Stock that they hold.

     The Company will not issue fractional shares. Registered stockholders will be able to participate in a program which will allow such stockholders to round up any fraction to the nearest whole share by purchasing additional fractions from other stockholders who wish to sell such fractions, if any. Any fractions which are not rounded up will be aggregated by the Company's Exchange Agent and sold in the open market on behalf of such stockholders.

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Stockholders who hold their position in street name will automatically receive cash for any fractions.

     Within a few days of April 14, 2000, the effective date of the reverse stock split, the Company will send information to the holders of record of the Company's Common Stock and Series C Convertible Preferred Stock including information regarding the procedure for redeeming their existing shares of Common Stock or Series C Convertible Preferred Stock certificates for new post-split certificates. Stockholders may also contact their stock broker or the Company's Exchange Agent for more information regarding the reverse stock split. The Company's Exchange Agent can be contacted as follows:

                          D.F. King & Co., Inc.
                            P.O. Box 859208
                        Braintree, MA  02185-9208
                             (888) 242-8159

     The reverse stock split will not affect the par value of the Common Stock or the Series C Convertible Preferred Stock nor will it reduce any stockholder's proportionate interest in the Company. However, the reverse stock split will have the effect of increasing the number of authorized but unissued shares of Common Stock and Series C Convertible Preferred Stock because the number of authorized shares will not be adjusted to reflect the reverse stock split.

     The reverse stock split will reduce the number of shares of Common Stock presently outstanding from approximately 31.1 million shares to approximately
6.2 million shares and it will reduce the number of shares of Series C Convertible Preferred Stock presently outstanding from approximately 100.8 million shares to approximately 20.3 million shares. The Company's trading symbol on the New York Stock Exchange for its Common Stock will not change as a result of the reverse stock split.

     As a result of the reverse stock split, the conversion price of the Company's 5.5% Convertible Subordinated Debentures will be adjusted to $78.15 on April 14, 2000, the effective date of the reverse stock split.

     Aames Financial Corporation is a leading home equity lender, and at December 31, 1999 operated 105 retail Aames Home Loan offices and 21 wholesale branches nationwide.

     From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe

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harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in our securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans;
timing of loan sales; dependence on broker network; competition;
concentration of operations in California and Florida; economic conditions; contingent risks on loans we sell; government regulation; changes in federal income tax laws; Year 2000 compliance; our ability to pay dividends and the concentrated ownership of our controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended June 30, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1999 and December 31, 1999, and subsequent Company Filings with the
United States Securities and Exchange Commission.

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